SUPPLEMENT TO OFFER TO PURCHASE FOR CASH
                             DATED JANUARY 24, 2001

                                       of
                     UP TO 4,225,000 SHARES OF COMMON STOCK
                                       of
                             RANGER INDUSTRIES, INC.
                           at $2.00 Per Share in Cash
                                       by
                           BUMGARNER ENTERPRISES, INC.

      The information contained in this Supplement (this "Supplement") to the Offer to Purchase dated December 29, 2000 of Bumgarner Enterprises, Inc., a Florida corporation ("Bumgarner") of which Charles G. Masters is the owner of 77.452% its common stock (the "Offer to Purchase," and together with the related letter of transmittal, each as amended or supplemented from time to time, the "Offer Documents"), amends and supplements the Offer
Documents. Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Offer Purchase remain applicable in all respects to the Tender Offer, and this Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, terms not defined herein have the meanings ascribed to them in the Offer to Purchase. All page number references set forth herein refer to the Offer to Purchase.

      Procedures for tendering shares are set forth in The Tender Offer - Procedure for Tendering Shares of the Offer to Purchase. Tendering shareholders may use the original (blue) Letter of Transmittal and the original (gray) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase.

      Shares previously validly tendered and not withdrawn constitute valid tenders for purposes of the Tender Offer. Shareholders are not required to take any further action with respect to such shares in order to derive the benefits of the amendments to the Offer Documents contained herein. See The Tender Offer
- Withdrawal Rights of the Offer to Purchase for the procedures for withdrawing shares of Ranger common stock tendered pursuant to the Offer to Purchase.

      The Offer to Purchase, this Supplement and the related letter of transmittal contain important information which should be read before any decision is made with respect to the Tender Offer.

      We hereby amend and supplement the Offer Documents as follows:

1.    Extension of Tender Offer.

      The Offer Documents are amended and supplemented as follows:

      The expiration date of the Tender Offer has been extended to 5:00 P.M., New York City time, on January 31, 2001, unless and until Bumgarner shall further extend the period of time during which the Tender Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Tender Offer, as so extended by Bumgarner, shall expire.

2.    Charles G. Masters Added as a Co-Bidder of the Tender Offer.

      The Offer Documents are amended and supplemented as follows:

      All references to "Bumgarner Enterprises, Inc." or "Bumgarner" in the context of knowledge or information held by Bumgarner and any duties to disclose that knowledge or information shall include Charles G. Masters. In all other cases, "Bumgarner Enterprises, Inc." or "Bumgarner" shall refer only to Bumgarner Enterprises, Inc.

3.    Forward-Looking Statements.

      The fourth and fifth paragraphs on page iii are deleted.

4.    Proration and Delay in Payment.

      The second paragraph on page 10 is amended and supplemented to read in its entirety as follows:

      "In the event of proration, Bumgarner will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the Expiration Date; however, Bumgarner does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven business days after the Expiration Date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Bumgarner's expense as promptly as practicable after the Expiration Date or termination of the Tender Offer without expense to the tendering shareholders; provided, however, that under the Handel and Perlmutter Purchase Agreements, Bumgarner has agreed to purchase all shares held by Messrs. Handel and Perlmutter which are tendered in the Tender Offer but not purchased because of proration, at a price of $2.00 per share. The purchase will be made simultaneously with the closing of the Tender Offer. See Special Factors - Interests of Certain Persons in the Tender Offer and the Merger, above. Under no circumstances will interest on the purchase price be paid by Bumgarner regardless of any delay in making such payment. In addition, if certain events occur, Bumgarner may not be obligated to purchase shares under the Tender Offer. See The Tender Offer - Conditions to the Tender Offer, below."

5.    Acceptance for Payment and Payment.

      The first paragraph on page 12 is amended and supplemented to read in its entirety as follows:

      "Upon the terms and subject to the conditions to the Tender Offer (including, if the Tender Offer is amended, the terms and conditions of any such amendment), Bumgarner will purchase by accepting for payment and will pay for up to 4,255,000 shares of Ranger common stock validly tendered prior to the Expiration Date and not properly withdrawn in accordance with The Tender Offer - Withdrawal Rights, below. All determinations concerning the satisfaction of such terms and conditions will be within Bumgarner's sole discretion, which determinations will be final and binding. See The Tender Offer - Terms of the Tender Offer, above, and The Tender Offer - Procedure for Tendering Shares, below. Subject to any limits which may be imposed by the Merger Agreement, Bumgarner expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, shares in order to obtain any necessary governmental regulatory approvals. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer)."

6.    Certain Information Concerning Ranger.

      The Notes to Pro Forma Condensed Consolidated Financial Statements are amended and supplemented by inserting the following information after Note 3 on page 24:

      "4. Subsequent events:

          In January 2001, Bumgarner entered into a loan agreement with Guaranty Bank & Trust Company, Denver, Colorado, pursuant to which the unrestricted funds reflected on the Pro Forma Condensed Consolidated Balance Sheet (the "Balance Sheet") will be ($9,000,000) (the amount of funds that will collateralize the financing) and restricted funds will be $9,000,000, rather than ($8,450,000) and $8,450,000, respectively, as reflected on the Balance Sheet. This will result in unrestricted cash on a pro forma consolidated basis of

          $1,191,437, rather than $1,741,437 as reflected on the Balance Sheet. In addition, the entire loan amount of $8,500,000 is classified as a long-term, rather than current, liability. In the event that less than the entire Tender Offer is subscribed for, additional unrestricted cash will be available to Ranger on a pro forma basis."

7.    Certain Information Concerning Bumgarner.

o The information on page 33 is amended and supplemented by inserting the following financial information of Bumgarner immediately before the financial information of Bumgarner for the period ending November 1, 2000:


                           Bumgarner Enterprises, Inc.
                        (A Development Stage Enterprise)
                                  Balance Sheet
                                December 31, 1999
                                   (Unaudited)

   Assets
   Current assets:
     Cash
                                                                 $    1
       Total current assets

                                                                 --------
                             Total assets                        $    1
                                                                 ========

   Liabilities and Stockholder's Equity
   Stockholder's equity
     Common stock, $.001 par, authorized 20,000,000 shares,      $    1
       issued and outstanding, 1000 shares
     Preferred stock, $.01 par, authorized 10,000,000 shares
                                                                 --------
       Total stockholder's equity                                     1
                                                                 --------

                                                                 --------
                Total liabilities and stockholder's equity       $    1
                                                                 ========


                           Bumgarner Enterprises, Inc.
                        (A Development Stage Enterprise)
                             Statement of Operations
                      For the year ended December 31, 1999
                                   (Unaudited)

                                                    ------
                 Revenues                           $  -
                                                    ------

                 Operating expenses:
                                                    ------
                     Total operating expenses         -
                                                    ------

                 Income tax expense                   -
                                                    ------


                                                    ------
                 Net loss                           $  -
                                                    ======

                           Bumgarner Enterprises, Inc.
                        (A Development Stage Enterprise)
                        Statement of Stockholders' Equity
                      For the year ended December 31, 1999
                                   (Unaudited)


                                             Common Stock        During Development
                                             ------------        ------------------
                                        Shares        Amount           Stage         Total
Balances, December 31, 1998             1,000         $     1              -         $     1


                                        ----------------------------------------------------
Balances, December 31, 1999             1,000         $     1              -         $     1
                                        ====================================================



1.    Summary of significant accounting policies and basis of presentation.

      Nature of business:

      Bumgarner was incorporated under the laws of the State of Florida in March 1998. There has been no significant business activity since inception. Bumgarner intends to operate in the oil and gas industry, acquiring interests in non-producing or producing oil and gas properties and participating in drilling operations.

      Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

2.    Subsequent events.

      In October 2000, Bumgarner acquired a 74.415% working interest in the Joint Venture - Henryetta ("Henryetta") which was formed as a general partnership under Oklahoma law and owns four leasehold interests in Okfuskee and Coal counties, Oklahoma. The properties at present have no producing oil or gas wells, although initial plans are to drill and develop four wells at a total cost of approximately $2,200,000. The Joint Venture automatically terminates, unless renewed, in 2010.

      Consideration for this equity interest was in the form of a $2,073,728 promissory note payable to Henryetta, which bears interest at 6% and is payable in full by October 10, 2001. Bumgarner will forfeit its interest in Henryetta (pro-rata with any unpaid balance) if the note is not paid by the due date.

      The Joint Venture has agreed to pay one of the partners in the Joint Venture- Henryetta (Inter-Oil & Gas, Inc.) a management fee aggregating $149,316. That partner also manages the joint venture and is reimbursed for any costs it incurs in that regard. Finally, in addition to the aforementioned management fees, that same partner will earn $25,000 as an operating fee in connection with the two initial wells to be drilled in Coal County and $12,000 for the wells to be drilled in Okfuskee County.

      Under the terms of the Joint Venture - Henryettta agreement, and subject to satisfaction of the promissory note, Bumgarner is responsible for approximately 93% of expenses and is entitled to 93% of all distributions until such time as its investment has been recovered. The other members will share collectively share in the remaining 7%. Thereafter profits, losses and distributions shall be allocated 74.415% to Bumgarner, 20% to Inter-Oil and Gas, Inc. and 5.585% to others.


o The discussion on page 37 is amended and supplemented by inserting the following information immediately after the end of footnote 6 to the Bumgarner financial statements on page 37, but before the paragraph relating to "Office Facilities":

      "Neither Bumgarner nor Mr. Masters is subject to the periodic reporting requirements of the Securities Exchange Act and audited financial information for the last two fiscal years is not available and cannot be obtained without unreasonable cost or expense.

      Charles G. Masters, a co-bidder in the Tender Offer, has a personal net worth of approximately $100,000. This includes a value of zero dollars for Mr. Masters' direct and indirect 77.452% interest in Bumgarner. Although Mr. Masters believes that his interest in Bumgarner has a value significantly greater than zero dollars, Bumgarner's financial statements as of November 1, 2000 reflect that Bumgarner has a shareholders' deficit of $29,999. The bulk of the assets constituting Mr. Masters' net worth are not readily marketable and include his home, furnishings, and automobiles."


8.    Amendment to Source and Amount of Funds.

      The Offer Documents are amended and supplemented as follows:

      "Bumgarner will borrow all of the funds necessary to complete the Tender Offer and its obligations under the Handel and Perlmutter Purchase Agreements from Guaranty Bank & Trust Company, Denver, Colorado ("Guaranty"). Bumgarner and Guaranty have entered into a loan agreement by which Guaranty has agreed to provide up to $8.5 million to Bumgarner. The loan agreement provides for Bumgarner to pay a fee of $4,000, and interest of 6.4% per annum on a monthly basis throughout the term of the loan. The term of the loan is 24 months and it matures on January 29, 2003. Bumgarner has agreed to collateralize the loan using $9,000,000 that Ranger has agreed to place on deposit with Guaranty (which will earn interest at 4.4% per annum). The loan agreement provides that Bumgarner may pay the entire amount due at any time before the maturity date, with no prepayment penalty. Bumgarner may elect to prepay a portion of the loan with the funds on deposit, but expects to be able to repay the loan with cash flow from its anticipated operations, if successful. Bumgarner does not currently have alternative financing arrangements or alternative financing plans in the event the financing with Guaranty falls through."

9.    Clarification of the Timing of the Merger and the Tender Offer.

      The Offer Documents are amended and supplemented as follows:

      An amendment to the Merger Agreement was entered into on January 23, 2001 by and among Bumgarner, Ranger and BEI Acquisition Corporation to provide for the consummation of the Merger immediately prior to the consummation of the Tender Offer. Therefore, all references to the simultaneous consummation of the Merger and closing of the Tender Offer are amended to reflect that the Merger will be completed immediately prior to the closing of the Tender Offer.

10.   Certain Information Concerning Bumgarner.

      The information on page 39 is amended and supplemented by inserting the following immediately after the first full paragraph on page 39:

      "The Merger Agreement provides that, at the closing of the Merger Agreement, the directors of Ranger will appoint designees of Bumgarner to serve as directors of Ranger commencing at the effective time of the Merger, and the persons who served as directors of Ranger prior to such effective time will resign."

11.   Conditions to the Tender Offer.

      The full first paragraph on page 40 is amended and supplemented to read in its entirety as follows:

      "The foregoing conditions are for the sole benefit of Bumgarner and, subject to anything to the contrary in the Merger Agreement, may be waived by Bumgarner, in whole or in part at any time and from time to time, in the sole discretion of Bumgarner; provided that all conditions, other than those involving receipt of necessary government approvals, will be satisfied or waived on or before the Expiration Date."

      Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of Ranger or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                      The Depositary for the Tender Offer is:

                     Continental Stock Transfer & Trust Company

                      By Mail, Overnight Courier and Hand:

                     Continental Stock Transfer & Trust Company
                            Reorganization Department
                                   2 Broadway
                            New York, New York 10004

                           By Facsimile Transmissions
                        (for Eligible Institutions Only):

                                 (212) 616-7610

                              Confirm by Telephone:

                                 (212) 845-3226

      Any questions or requests for assistance or additional copies of the Offer to Purchase, this Supplement, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Tender Offer.

                   The Information Agent for the Tender Offer is:

                           Beacon Hill Partners, Inc.
                                 90 Broad Street
                            New York, New York 10004

                           Call Collect (212) 843-8500
                          Call Toll Free (800) 755-5001



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